Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

The Arena Group Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other (2)	308,076 (4)	$15.920688	$4,904,782	$0.0000927	$454.67
Equity	Common Stock, par value $0.01 per share	Other (2)	5,306,725 (5)	$9.175368	$48,691,157	$0.0000927	$4,513.67
Equity	Common Stock, par value $0.01 per share	Other (3)	1,800,000 (6)	$10.99	$19,782,000	$0.0000927	$1,833.79
Equity	Common Stock, par value $0.01 per share	Other (3)	2,026,167 (7)	$10.99	$22,267,575	$0.0000927	$2,064.20
Equity	Common Stock, par value $0.01 per share	Other (2)	138,644 (8)	$8.25080	$1,143,924	$0.0000927	$ 106.04
Equity	Preferred Stock Purchase Rights (9) Stock	-		-	-	-	-

Total			9,579,612		$96,789,438.33		$8,972.37

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.01 per share (the “Common Stock”) of The Arena Group Holdings, Inc. (the “Company” or the “Registrant”) that may become issuable under the terms of the 2016 Stock Incentive Plan (the “2016 Plan”), the 2019 Equity Incentive Plan (the “2019 Plan”), the 2022 Equity Incentive Plan (the “2022 Plan”), or other equity awards granted outside the 2016 Plan and 2019 Plan (the “Outside Plans”), as applicable, by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act based on the exercise price of the outstanding options. The Proposed Maximum Offering Price per Share is stated as a single price derived from the information stated in footnote 4 for the 2016 Plan, footnote 5 for the 2019 Plan, and footnote 9 for the Outside Plans, in each case by multiplying the number of shares corresponding to a single exercise price by that exercise price and then dividing the result by the total number of options corresponding to all options so multiplied for the plan in question, where the quotient stated is rounded to the nearest cent. The Maximum Aggregate Offering Price, however, multiplies the applicable Amount Registered by the Proposed Maximum Offering Price per Share before any rounding is applied.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act based on the average of the high and low sales prices of the Common Stock listed on the NYSE American on May 31, 2022, which is during the five business day period preceding June 3, 2022.

(4)	Represents shares of Common Stock underlying certain outstanding stock options previously granted under the 2016 Plan. The Amount Registered is comprised of 61,268 options exercisable at a price of $8.82 per share, 17,730 options exercisable at a price of $11.00 per share, 172,820 options exercisable at a price of $12.32 per share, 13,865 options exercisable at a price of $24.42 per share, 1,251 options exercisable at a price of $26.40 per share, 4,092 options exercisable at a price of $33.66 per share, 228 options exercisable at a price of $34.10 per share, 2,046 options exercisable at a price of $35.42 per share, 2,728 options exercisable at a price of $37.40 per share, 27,274 options exercisable at a price of $41.80 per share, 4,092 options exercisable at a price of $42.90 per share, and 682 options exercisable at a price of $48.40 per share. The Proposed Maximum Offering Price Per Share represents the weighted average price per share.

(5)	Represents shares of Common Stock underlying certain outstanding stock options previously granted under the 2019 Plan. The Amount Registered is comprised of 24,146 options exercisable at a price of $7.92 per share, 3,019 options exercisable at a price of $8.20 per share, 9,531 options exercisable at a price of $8.24 per share, 351 options exercisable at a price of $8.28 per share, 5,132 options exercisable at a price of $8.50 per share, 9,197 options exercisable at a price of $8.67 per share, 24,296 options exercisable at a price of $8.80 per share, 4,172,224 options exercisable at a price of $8.82 per share, 1,973 options exercisable at a price of $9.25, 1,054 options exercisable at a price of $9.70 per share, 5,763 options exercisable at a price of $9.75 per share, 7,384 options exercisable at a price of $10.00 per share, 752,942 options exercisable at a price of $10.12 per share, 230,939 options exercisable at a price of $10.83 per share, 2,273 options exercisable at a price of $12.10 per share, 301 options exercisable at a price of $12.32 per share, 4,817 options exercisable at a price of $13.20 per share, 673 options exercisable at a price of $13.64 per share, 13,637 options exercisable at a price of $14.08 per share, 11,987 options exercisable at a price of $16.50 per share, 2,180 options exercisable at a price of $17.60 per share, 10,406 options exercisable at a price of $17.82 per share, and 12,500 options exercisable at a price of $20.85 per share. The Proposed Maximum Offering Price Per Share represents the weighted average price per share.

(6)	Represents shares of Common Stock reserved for issuance pursuant to future awards under the 2022 Plan.

(7)	Represents shares of Common Stock previously granted under restricted stock awards or restricted stock units under the 2016 Plan, the 2019 Plan, or the Outside Plan, the reoffer and resale of which are registered hereunder.

(8)	Represents shares of Common Stock underlying certain stock options previously granted under the Outside Plans. The Amount Registered is comprised of 70,461 options exercisable at a price of $7.70 per share and 68,183 options exercisable at a price of $8.82 per share. The Proposed Maximum Offering Price Per Share represents the weighted average price per share.

(9)	The Common Stock currently includes certain preferred stock purchase rights issued pursuant to that certain Amended and Restated Rights Agreement, dated May 2, 2022 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent. Until the occurrence of certain events specified in the Rights Agreement, none of which have occurred, the preferred stock purchase rights are not exercisable, are evidenced by the certificated for the Common Stock and will be transferred along with and only with and are not severable from, the Common Stock. The value attributable to the preferred stock purchase rights, if any, is reflected in the market price of the Common Stock. No separate consideration will be payable for the preferred stock purchase rights.

Table 2 – Fee Offset Claims and Sources*

Table 1 – Newly Registered Securities

Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Fee Offset Claim	Security Type Associated With Fee Offset Claimed	Unsold Securities Associated With Offset Claimed	Fee Paid with Fee Offset Claimed
Rule 457(p)
Fee Offset Claims
Fee Offset Sources

* Inapplicable